                           Asset Purchase Agreement

     This Asset Purchase Agreement is entered into as of April 6, 2001, by and between Tube Turns Technologies, Inc., a Kentucky corporation ("Buyer"), and Dana Corporation, a Virginia corporation ("Dana").

     This Agreement contemplates a transaction in which Buyer will purchase certain of the assets (and assume certain of the liabilities) of the Marion Forge Plant (the "Division") of Dana in return for cash. In return for this cash consideration and the assumption of certain liabilities, Dana has agreed to enter into a seven-year Supply Agreement to (i) preserve the existing business of Marion, (ii) transfer additional business to Buyer and its affiliates, and
(iii) provide opportunities for Buyer and its affiliates to generate additional business with Dana.

     This Agreement and the Supply Agreement are integral parts of the same transaction. Each is, in part, consideration for the other. It is Dana's intention to deliver, subject to market conditions, the estimated annual production volumes contemplated by Exhibit 1 and Exhibit 2 of the Supply Agreement to Buyer over the term of the Supply Agreement.

     The Supply Agreement provides for Buyer to serve as the sole-source for the part numbers (and their replacements and/or substitutions, if any) listed on Exhibits 1 and 2, but Dana in no way guarantees that the actual production volumes to be received by Buyer will be equal to the estimated annual production volumes listed on Exhibits 1 and 2 of the Supply Agreement.

     Under this Agreement, as provided more specifically herein, Dana will retain responsibility for all liabilities and obligations arising out of or related to the ownership or operation of the Acquired Assets or the business of the Division prior to Closing, including events related thereto which occur prior to Closing.

     The Parties agree as follows:

1.   Definitions.

     1.1.  RESERVED:

     1.2. "Acquired Assets" means all right, title, and interest in and to the following assets of Dana constituting and relating primarily to the Division:

           (a) personal property leases listed in Part 1.2(a) of the Disclosure Letter (the "Personal Property Leases");

           (b) contracts including, without limitation, customer contracts, distributor agreements, agency agreements, royalty and license agreements and rights, purchase agreements, rights to use technology owned by others and all other agreements of whatever nature used by or affecting the Division and all of which are listed in Part 1.2(b) of the Disclosure Letter (the "Purchased Contracts");

           (c) inventory including, but not limited to, supplies, raw materials, component parts, work-in-progress and finished goods on hand, the most recently available list of which is listed in Part 1.2(c) of the Disclosure Letter (the "Inventory"), except for those raw materials or components, if any, which have been consigned to the Division by its customers under the consignment arrangements identified and described in
     Part 1.2(c) of the Disclosure Letter and transferred subject thereto and except for the inventory specifically associated with the Class 37 family of parts to be retained by Dana;

           (d) equipment, dies, tooling, tooling fixtures, spare parts, fittings, vans, trucks, trailers, office furniture, fixtures, supplies and other tangible personal property, including, without limitation, the personal property listed in Part 1.2(d) of the Disclosure Letter (the "Fixed Assets"), except for customer tooling which has been consigned to the Division by its customers (both unrelated customers and other facilities of Dana), the possession of which shall be transferred to Buyer subject to the terms of the consignment arrangements, if any, identified and described in Part 1.2(d) of the Disclosure Letter (and transferred subject thereto) and the terms and conditions of the Supply Agreement;

           (e) on-site computer and telecommunications hardware and software owned and used primarily by Dana, which hardware is listed in Part 1.2(d) of the Disclosure Letter as Fixed Assets and which software is listed in
     Part 1.2(e) of the Disclosure Letter (the "Software"), but excluding any Oracle ERP software;

           (f) real property and improvements located thereon listed in Part 1.2(f) of the Disclosure Letter (the "Real Property");

           (g) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, including, without limitation, the intangible assets set forth in Part 1.2(g) of the Disclosure Letter;

           (h) all operating data, books and records of Dana relating to the Division, including customer lists and information relating to customers and suppliers of the Division;

           (i) to the extent permitted by law, all licenses, certificates, permits and other governmental authorizations relating to the Division, including, without limitation, those set forth in Part 1.2(i) of the Disclosure Letter (the "Licenses and Permits"); and

           (j) the Know-How and all other assets, whether tangible or intangible, which are used in, held by, or useful to the Division except for any Excluded Assets and except for any leases or contracts not included within the Personal Property Leases and the Purchased Contracts.

     1.3. "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     1.4. "Affiliate" is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     1.5. "Assumed Liabilities" means the following liabilities and obligations directly related to the ownership of the Acquired Assets or the operation of the business of the Division, and no others:

           (a) all liabilities and obligations of Dana which arise or are to be performed after the Closing Date (except for those relating to pre-Closing defaults (including actions, events or practices which may be the basis for a claim of such a pre-Closing default)) under any Purchased Contract (including, but not limited to, the Collective Bargaining Agreement) or Personal Property Lease;

           (b) all liabilities and obligations of Dana which arise or are to be performed after the Closing Date (except for those relating to pre-Closing defaults (including actions, events or practices which may be the basis for a claim of such a pre-Closing default)) relating to accrued vacation and the Hourly Plans (but excluding non-pension coverage for any retired hourly employees as of the Closing, and excluding non-pension coverage for any employee who is on a personal medical leave or long term disability leave as of Closing, for all claims incurred during such leave both before and after the Closing until such time as such employee returns to work for Buyer, which shall remain the liability of Dana as set forth in Section
     6.14 hereof);

           (c) all warranty liability arising from services performed by Buyer or the Division with respect to products manufactured after the Closing Date; and

           (d) all liabilities and obligations of or related to the Acquired Assets arising after the Closing Date (including, without limitation, liabilities and obligations of the type described as Excluded Liabilities in (S)1.25) to the extent such liabilities and obligations resulted from circumstances and/or events occurring after the Closing Date.

     1.6.  "Buyer" is defined in the preface above.

     1.7.  "Closing" is defined in (S)2.5 below.

     1.8.  "Closing Date" is defined in (S)2.5 below.

     1.9.  "Code" means the Internal Revenue Code of 1986, as amended.

     1.10. "Collective Bargaining Agreement" means the collective bargaining agreement dated December 21, 1995, by and between Eaton and Local 1667 of the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO, as amended.

     1.11. "Confidential Information" means any information concerning the businesses and affairs of Dana or of the Division that is not already generally available to the public.

     1.12. "Dana" is defined in the preface above.

     1.13. "Disclosure Letter" is defined in (S)3 below.

     1.14. "Division" is defined in the preface above.

     1.15. "Eaton" means Eaton Corporation.

     1.16. "Eaton Agreement" means the purchase agreement and related documents pursuant to which Dana purchased the Division and other assets from Eaton, which transaction closed as of January 1, 1998.

     1.17. "Employee Benefit Plan" means each bonus, pension (as defined in ERISA (S)3(2)), profit sharing, deferred compensation arrangement, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employment, consulting, termination or indemnification agreement, welfare or other plan, arrangement or understanding (whether or not legally binding), including multi-employer plans as defined in ERISA (S)3(37), providing compensation or benefits to any current or former employee, officer or director of Dana maintained, or contributed to, by Dana.

     1.18. "Encumbrance" means any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     1.19. "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins and wet lands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     1.20. "Environmental, Health and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the Environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

     1.21. "Environmental, Health and Safety Liabilities" means any cost, damage, expense, liability, obligation or other responsibility arising pursuant to Environmental, Health and Safety Requirements and consisting of or relating to:

           (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

           (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental, Health and Safety Requirements;

           (c) financial responsibility under Environmental, Health and Safety Requirements for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental, Heath and Safety Requirements (whether or not such Cleanup has been required or requested by any governmental body or any other Person) and for any natural resource damages; or

           (d) any other compliance, corrective, investigative or remedial measures required under Environmental, Health and Safety Requirements.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601 et seq., as amended ("CERCLA").

     1.22. "Environmental Law" means any applicable federal, state, local or foreign law (including common law), judicial decision, permit, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction relating to (a) the protection of the Environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water and surface water and surface or subsurface land), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, protection, release or disposal of, pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substance, waste or Material or (c) the effect of the environment on human health or safety.

     1.23. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.24. "Excluded Assets" means:

           (a) any cash and cash equivalents presented on a basis consistent with the Financial Statements, whether on deposit or in lock boxes or otherwise;

           (b)  any accounts receivable;

           (c)  Oracle ERP software;

           (d)  customer tooling;

           (e)  prepaid expenses;

           (f) any rights of Dana in and with respect to the assets associated with its Employee Benefit Plans other than the Hourly Plans;

           (g) any of the rights of Dana under this Agreement (or under any side agreement between Dana on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); and

           (h) inventory specifically associated with the Class 37 family of parts to be retained by Dana.

     1.25. "Excluded Liabilities" means:

           (a) any intra-company obligation between the Division, Dana and any other Affiliate of Dana;

           (b) any accounts payable or accrued liabilities existing on the Closing Date (other than those liabilities specifically assumed under (S)1.5(b));

           (c) any liability or obligation of Dana for any local, state or federal income, personal property, real property or other tax, assessment or levy of any kind;

           (d) any current or long-term liability or obligation of Dana with respect to indebtedness for borrowed money;

           (e) any liability or obligation of Dana with respect to occurrences prior to the Closing Date;

           (f) any liability or obligation of Dana for any injury to or death of any person or damage to or destruction of any property, whether based on negligence, strict liability, enterprise liability, products liability or any other legal or equitable theory (including consequential damages) arising from products manufactured or sold or services rendered by Dana on or prior to the Closing Date, in all cases;

           (g) any liability of Dana for (i) occurrences prior to the Closing Date with respect to any past or present employee which could give such employee a cause of action against Dana, including, but not limited to, any employment discrimination claims, (ii) any claims, damages, liability or other amounts with respect to the Hourly Plans arising out of occurrences, acts, events or practices prior to the Closing Date, (iii) any claims, damages, liability or other amounts with respect to Employee Benefit Plans other than the Hourly Plans, arising at any time, and (iv) expenses paid or payable to former employees whose employment has been terminated by Dana prior to the Closing Date;

           (h) any action, suit, claim or proceeding against Dana based on facts or circumstances occurring prior to the Closing Date;

           (i) any liability or obligation of Dana arising prior to the Closing Date with respect to the Personal Property Leases and the Purchased Contracts (including but not limited to the Collective Bargaining Agreement), whenever asserted, that arises as a result of a breach or violation thereof occurring prior to the Closing Date;

           (j) any liabilities resulting from medical coverage, dental coverage and/or disability coverage of Dana's employees and former employees with respect to claims at any time for any former employee who is retired as of the Closing, and with respect to claims for any employee who is on a personal medical leave or long term disability leave as of the Closing, for all claims incurred during such leave both before and after the Closing (with respect to the foregoing, Dana shall bear these liabilities as set forth in Section 6.14), and with respect to any claims incurred prior to the Closing Date, whether or not reported as of the Closing Date. A claim shall be deemed to have been incurred when the service is provided; provided, however, a claim for a hospitalization stay (and medical treatment during such stay) which begins prior to the Closing Date and which ends after the Closing Date shall be deemed to have been incurred prior to the Closing Date;

           (k) any liability or obligation of Dana resulting from workers' compensation claims having a date of injury (or, in the case of a claim relating to illness or occupational disease, the last significant exposure) prior to the Closing Date and any liabilities resulting from any such claims arising out of any violation of environmental laws occurring prior to the Closing;

           (l) any liability or obligation of Dana arising from events occurring prior to the Closing Date with respect to the property or assets of third parties which may be in its possession or control;

           (m) any liability or obligation of Dana arising out of any violation of Environmental, Health and Safety Requirements or relating to Hazardous Activity, Hazardous Materials or environmental matters;

           (n) any action, suit, claim or proceeding against Dana for infringement of a third party's intellectual property rights based upon facts or circumstances occurring prior to the Closing Date;

           (o) any liabilities resulting from agreements made between Dana and its employees for purposes of assisting Dana with the divestiture of the Division, including, without limitation, pay-to-stay contracts, contracts which pay a commission based upon the completion of the divestiture by Dana and agreements to pay a bonus based upon the completion of a sale of the Division;

           (p)  any liability resulting from any lease for real property; and

           (q) any liability or obligation of Dana accruing on or before the Closing Date relating to unpaid wages, salaries or other benefits (including taxes and allowances, if any) or any other employee cost whatsoever for any and all individuals and any liability or obligation under the Hourly Plans (other than those specific liabilities or obligations assumed under (S)1.5(b)).

     1.26. "Financial Statements" is defined in (S)3.6 below.

     1.27. "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     1.28. "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether Federal, state, local or foreign.

     1.29. "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the facilities of the Division or any part thereof into the Environment, and any other act, business, operation or thing that is regulated by any Environmental, Health and Safety Requirements or Environmental Law.

     1.30. "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as or otherwise determined to be hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental, Health and Safety Requirements, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     1.31. "Hazardous Substances" means any hazardous substances within the meaning of 101(14) of CERCLA, 42 U.S.C. (S)9601(14), or any pollutant, contaminant, waste chemical or other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material that, in each case, is regulated under any Environmental Law, including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons, asbestos-containing materials, polychlorinated biphenyls and urea formaldehyde.

     1.32. "Hourly Plans" means the Dana Corporation Pension Plan for Hourly-Rate Employees of the Spicer Heavy Axle & Brake Division-Marion Plant, defined benefit pension plan and post-retirement medical plan for the hourly employees of the Division, (but excludes non-pension coverage for any hourly employee who is on long term disability leave or personal medical leave or who is retired as of the Closing, which coverage costs shall be retained by Dana as set forth in
Section 6.14 hereof) described in the Collective Bargaining Agreement.

     1.33. RESERVED

     1.34. "Intellectual Property Rights" means the Trademarks and Trade Secrets and other similar rights in technology that are owned, used or controlled by Dana and used in, held by or useful primarily to the business of the Division.

     1.35. "Key Employee" means any of the following individuals: Larry Shump, David Clarke, Steve Grimes, James Hurley, Eva Poor, and John Postell.

     1.36. "Know-How" means all proprietary and non-proprietary know-how and information used in or useful to the business of the Division on the Closing Date including, without limitation (a) design drawings, (b) specifications and performance criteria, (c) operating instructions and maintenance manuals, (d) manufacturing and service information, including production documentation, methods, layouts and supplier and cost information, (e) copies of on-site computer software and related documentation that pertain to the operation of the business of the Division, including, without limitation, available source and object code listings, (f) prototypes, models or samples, (g) computer-aided design or computer-aided manufacturing data, (h) information related to the business of the Division communicated to Dana in meetings or conferences regarding customers and/or products, but excluding any proprietary internal correspondence, (i) files relating to applications for Intellectual Property Rights, and (j) all files relating to customers and other tangible materials that are used in or useful to the business of the Division on the Closing Date.

     1.37. "Knowledge" means the actual knowledge, after reasonable investigation, of the Key Employees, Joseph Higley, Richard L. Clayton and Joseph A. Bushroe.

     1.38. "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     1.39. "Most Recent Financial Statements" is defined in (S)3.6 below.

     1.40. "Most Recent Fiscal Month End" is defined in (S)3.6 below.

     1.41. "Most Recent Fiscal Year End" is defined in (S)3.6 below.

     1.42. "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     1.43. "Party" means either Buyer or Dana. "Parties" means both Buyer and Dana.

     1.44. "Permitted Encumbrances" means Encumbrances (other than Encumbrances imposed under ERISA or any Environmental, Health and Safety Requirements) for ad valorem taxes or other similar assessments or charges of governmental bodies that are not yet due and payable.

     1.45. "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     1.46. "Pre-Closing Environmental Liability" means any and all liabilities, whether accrued, contingent, absolute, determined, determinable, known, unknown or otherwise, arising under or relating to Environmental Laws or relating to Hazardous Substances and arising from events occurring or conditions existing prior to the Closing Date in connection with the Acquired Assets.

     1.47. "PP&E" means all property, plant and equipment of the Division.

     1.48. "Purchase Price" is defined in (S)2.3 below.

     1.49. "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

     1.50. "Remedial Action" means any action to investigate, evaluate, assess, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate the release or presence of any Hazardous Substance.

     1.51. "Slow Inventory" is defined in (S)6.5(a) below.

     1.52. "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     1.53. "Supply Agreement" means a Supply Agreement by and between the Parties in the form attached as Exhibit 7.1.

     1.54. "Taxes" means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) of this (S)1.54 as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) of this (S)1.54 as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

     1.55. "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     1.56.  "Third Party Claim" is defined in (S)8.6(a) below.

     1.57. "Trademarks" means the unregistered common law trademark "Marion Forge" and the goodwill associated therewith, and all trade dress and product configurations that are used or intended to be used by Dana (and not by any other entity or business group within Dana) to identify the business of the Division or any part thereof.

     1.58. "Trade Secrets" means all proprietary information used in, held by or useful to Dana for use in the business of the Division and that (a) derives independent economic value, actual or potential, from being generally known to, and not being readily ascertainable by, third parties who can obtain economic value from its disclosure or use, and (b) is the subject of efforts by Dana that were reasonable under the circumstances to maintain its secrecy, such as, without limitation, proprietary specifications, formulas, drawings, models, blue prints, software, production techniques and processes, retail and wholesale customer lists, vendor lists, compilations, merchandising information, cost and pricing information, business systems and methods and information regarding future business opportunities.

2.   Basic Transaction.

     2.1. Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer shall purchase from Dana, and Dana shall sell, transfer, assign, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this (S)2.

     2.2. Assumption of Liabilities. From and after the Closing, Buyer shall assume and become responsible for all of the Assumed Liabilities. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Dana not included within the definition of Assumed Liabilities.

     2.3. Purchase Price. The Purchase Price for the sale and transfer of the Acquired Assets will be Eleven Million Five Hundred Thousand Dollars ($11,500,000), plus the assumption of the assumed liabilities set forth in
(S)1.5 (the "Purchase Price").

     2.4. Manner of Payment. Buyer shall pay Eleven Million Five Hundred Thousand Dollars ($11,500,000) by wire transfer in immediately available funds to an account specified by Dana on the Closing Date.

     2.5. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dana in Toledo, Ohio, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

     2.6. Deliveries at the Closing. At the Closing, (a) Dana will deliver to Buyer the various certificates, instruments, and documents referred to in (S)7.1 below; (b) Buyer will deliver to Dana the various certificates, instruments, and documents referred to in (S)7.2 below; (c) Dana will execute, acknowledge (if appropriate), and deliver to Buyer (i) a general warranty deed for the Real Property in substantially the form of Exhibit 2.6A; (ii) an assignment and assumption agreement in substantially the form attached hereto as Exhibit 2.6B (the "Assignment and Assumption Agreement"); and (iii) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request; (d) Buyer will execute, acknowledge (if appropriate), and deliver to Dana (i) the Assignment and Assumption Agreement; and (ii) such other instruments of assumption as Dana and its counsel reasonably may request; and
(e) Buyer will deliver to Dana the Purchase Price.

     2.7.  RESERVED.

     2.8. Defined Benefit Plan Matters. Dana shall make all reportable event filings with the Pension Benefit Guaranty Corporation with respect to the Dana Corporation Pension Plan for Hourly-Rate Employees of the Spicer Heavy Axle and Brake Division - Marion Plant, which are required because of actions taken by Dana or because of events occurring before the Closing Date, in a timely manner, and shall provide a copy of all such reportable event filings to Buyer.

     2.9. Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit 2.9. The sale of inventory to Dana from the Buyer pursuant to (S)6.5 shall be treated as an adjustment to the inventory portion of the Purchase Price.

     2.10. Transfers of Personal Property Leases and Contracts. To facilitate the assignment or transfer of the Personal Property Leases and Purchased Contracts, Dana shall execute such documents of assignment or transfer as may be prepared by Buyer that are necessary or appropriate for evidencing or recording the assignments or transfers to Buyer. Subject to the terms of (S)2.14 hereof, in the event any assignment or transfer of any Personal Property Lease or Purchased Contract cannot be obtained, Dana and Buyer shall enter into a license, sublicense, lease or independent contractor agreement, agency or other relationship with respect thereto with the intent of providing the same benefits and obligations to Buyer as if such assignment or transfer had occurred.

     2.11. Transfer of Know-How. The communication of transferred Know-How from Dana to Buyer shall occur primarily through Buyer's acquisition of property and employment of personnel of the Division. In addition, in order to facilitate the transfer of such Know-How, Dana shall use reasonable efforts, for a period of three years from the Closing Date, to provide Buyer, upon Buyer's request, copies of any documents or other information in Dana's possession, defining or specifying the subject matter, nature and extent of the Know-How and take such other action as the parties mutually agree is reasonable and necessary or appropriate to effectuate the transfer of such Know-How.

     2.12. Assignment of Intellectual Property Rights. On the Closing Date, Dana shall execute and deliver assignments with respect to the Intellectual Property Rights, including all goodwill associated therewith, as necessary to perfect ownership, including record ownership, in and to the Intellectual Property Rights, including all goodwill associated therewith.

     2.13. Risk of Loss. The risk of loss and all obligations to insure the Acquired Assets shall remain with Dana until the Closing and shall be assumed by the Buyer at the time of Closing.

     2.14. Assumption of Contractual Rights and Obligations Related Thereto. At the time of Closing, Buyer shall assume the obligations pursuant to the Personal Property Leases and the Purchased Contracts (collectively, the "Transferred Rights, Obligations and Agreements") to the extent set forth in (S)1.5 hereof.

     2.15. Efforts. Buyer shall use commercially reasonable efforts (without the obligation to incur any undue expense) to assume and perform all of the obligations under the Transferred Rights, Obligations and Agreements. To the extent that the assignment or novation of any of the Transferred Rights, Obligations and Agreements, or the assignment under (S)2.1 above, shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither the agreements contemplated by this Agreement nor any actions taken hereunder pursuant to the provisions of any such agreements shall constitute an assignment or novation or an agreement to assign or novate if such assignment or novation or attempted assignment or novation would constitute a breach thereof or result in the loss or diminution thereof;

provided, however, that in each such case, Dana and Buyer shall use commercially reasonable efforts (without the obligation to incur any undue expense) to obtain the consent of such other party to an assignment or novation to Buyer. Notwithstanding the foregoing, it shall be a condition to closing that any consents required for the assignment of the Transferred Rights, Obligations and Agreements designated by Buyer shall have been obtained on terms and conditions satisfactory to Buyer, in its reasonable discretion.

If such consent is not obtained, Dana shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits under any such Transferred Rights, Obligations and Agreements, including appointing Buyer to act as its agent to perform all of Dana's obligations under such Transferred Rights, Obligations and Agreements and to collect and promptly remit to Buyer all compensation payable pursuant to those Transferred Rights, Obligations and Agreements and to enforce, for the account and benefit of Buyer, any and all rights of Dana against any other person arising out of the breach or cancellation of such Transferred Rights, Obligations and Agreements by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided that, to the extent that Buyer requires Dana to undertake any services or take any actions in furtherance of the performance of such Transferred Rights, Obligations and Agreements, any such services or actions shall be the subject of a separate agreement that the parties shall, in good faith, negotiate as promptly as possible and which shall be mutually acceptable to the parties.
Each party shall be responsible for all of its costs and expenses incurred by it in connection with the actions required of it under this (S)2.15.

3.   Representations and Warranties of Dana.

Dana represents and warrants to Buyer that the statements contained in this (S)3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
(S)3), except as set forth in the letter delivered by Dana to Buyer (the "Disclosure Letter"). The Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S)3.

     3.1. Organization of Dana. Dana is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia with full power and authority to conduct the business of the Division as it is now being conducted, to own or use the properties and assets of the Division that it purports to own or use, and to perform all of its obligations under the contracts related to the Division. Dana is duly qualified to transact business and is in good standing in each jurisdiction in which the ownership or leasing of the properties of the Division or the conduct of the business of the Division makes such qualification necessary.

     3.2. Authorization of Transaction. Dana has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Dana. This Agreement constitutes the valid and legally binding obligation of Dana, enforceable in accordance with its terms and conditions.

     3.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S)2.2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Dana is subject or any provision of the charter or bylaws of Dana or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Dana is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets). Dana is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person, including any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in (S)2.2 above).

     3.4. Brokers' Fees. Except as shown on Part 3.4 of the Disclosure Letter, Dana has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Dana shall pay in full all fees and commissions disclosed on Part 3.4 of the Disclosure Letter.

     3.5. Title to Assets. Dana has good and marketable title to, or a valid leasehold interest in, the properties and assets primarily used by or related to the Division, or reflected as owned or leased and used by the Division in the books and records of Dana, or shown on the Most Recent Balance Sheet, and all properties and assets acquired after the date thereof, free and clear of all Encumbrances (except Permitted Encumbrances), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Division has good and marketable title to all of the Acquired Assets, free and clear of any Encumbrances (except Permitted Encumbrances) or restriction on transfer.

The Real Property is not subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except, (i) minor imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto or impairs the operation of Dana, and (ii) zoning laws and other land use restrictions that do not impair the contemplated use of the property subject thereto. All buildings, plants and structures owned by Dana related to the Division lie wholly within the boundaries of the Real Property, have adequate access to public roads without crossing the property of a third party and do not encroach upon the property of, or otherwise conflict with the property rights of, any third Person.

     3.6. Financial Statements. Attached hereto as Exhibit 3.6 are the following financial statements (collectively the "Financial Statements"): (i) balance sheets and statements of income of and for the fiscal year ended December 31, 2000 (the "Most Recent Fiscal Year End"), for the Division; and
(ii) balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the three (3) months ended March 31, 2001 (the "Most Recent Fiscal Month End"), for the Division. The Financial Statements (i) have been prepared from and are in accordance with Dana's books and records, (ii) are complete and correct and fairly and accurately present, in accordance with GAAP, consistently applied (except as otherwise noted), the financial condition of the Division as of such dates and the results of operations of the Division for such periods, and (iii) were prepared in accordance with GAAP (except as otherwise noted) and Dana's accounting practices, policies and procedures, applied on a consistent basis throughout the periods indicated.

     3.7. Events Subsequent to Most Recent Fiscal Year End. Except as disclosed in Part 3.7 of the Disclosure Letter, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Division taken as a whole. Without limiting the generality of the foregoing, since that date and as it relates to the Division:


          (a) Dana has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

          (b) Dana has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

          (c) no party (including Dana) has accelerated, terminated, made material modifications to, or cancelled any material agreement, contract, lease, or license to which the Division is a party or by which it is bound;

          (d) Dana has not made any material capital expenditures outside the Ordinary Course of Business;

          (e) Dana has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

          (f) Dana has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (g) Dana has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (h) Dana has not made any loan to, or entered into any other transaction with, any of the employees of Dana;

          (i) Dana has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (j) Dana has not granted any increase in the base compensation of any of its employees outside the Ordinary Course of Business;

          (k) Dana has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the employees of Dana, or taken any such action with respect to any other Employee Benefit Plan;

          (l) Dana has not made any other material change in employment terms for any of its employees;

          (m) Dana has not paid any amount to any third party with respect to any liability or obligation (including any costs and expenses Dana has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing; and

          (n)  Dana has not committed to any of the foregoing.

     3.8. Undisclosed Liabilities. Except as disclosed in Part 3.8 of the Disclosure Letter, as it relates to the Division, Dana has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), and unless otherwise reflected or reserved against in the Financial Statements, Dana has no obligations or liabilities, whether fixed or contingent.

     3.9. Legal Compliance.

          (a) As relates to the Division, except as set forth in Part 3.9 of the Disclosure Letter and without reference to any matters covered by
     (S)3.24:

            (i) Dana is in compliance in all material respects with each legal requirement applicable to it or to the conduct of the business of the Division or the ownership or use of any of its assets related to the Division, including, without limitation, the International Traffic in Arms Regulations, 58 FR 39283;

            (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by Dana of, or a material failure on the part of Dana to comply with, any legal requirement related to the business of the Division; and

               (iii) Dana has not received any notice or other communication from any governmental body or any other Person regarding any violation of, or failure to comply with, in any material respect, any legal requirement related to the business of the Division, which is outstanding or unresolved as of the date hereof.

            (b) Part 3.9 of the Disclosure Letter contains a complete and accurate list of each governmental authorization related to the Division that is held by Dana. Each governmental authorization listed or required to be listed in
Part 3.9 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.9 of the Disclosure Letter:

               (i) Dana is in compliance in all material respects with all of the terms and requirements of each such governmental authorization held by it;

               (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply in any material respect with any term or requirement of any governmental authorization listed or required to be listed in Part 3.9 of the Disclosure Letter, or
     (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any governmental authorization listed or required to be listed in Part 3.9 of the Disclosure Letter;

               (iii) Dana has not received at any time any written notice or other written communication from any governmental body regarding (A) any violation of or failure to comply in any material respect with any term or requirement of any governmental authorization related to the business of the Division, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any governmental authorization related to the business of the Division, which is outstanding or unresolved as of the date hereof; and

               (iv) all applications required to have been filed for the renewal of the governmental authorizations listed or required to be listed in Part 3.9 of the Disclosure Letter have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such governmental authorizations have been duly made on a timely basis with the appropriate governmental bodies.

Dana has all of the governmental authorizations necessary to permit Dana to lawfully conduct and operate the business of the Division in the manner it currently conducts and operates the business and to permit Dana to own and use the assets of the Division in the manner in which it currently owns and uses such assets.

  3.10. Real Property. Part 1.2(f) of the Disclosure Letter lists and describes briefly all real property owned by Dana and used by the Division. With respect to the Real Property:

            (a) Dana has good and marketable title to the Real Property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for Permitted Encumbrances and those matters permitted under (S)3.5 or shown as permitted exceptions on Part 3.10 of the Disclosure Letter;

            (b) there are no pending or, to Dana's Knowledge, threatened condemnation proceedings, law suits, or administrative actions relating to the Real Property, or other matters affecting materially and adversely the current use, occupancy, or value thereof;

            (c) the legal description for the Real Property contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land and there have been no significant improvements to the Real Property since August 31, 2000, the date of the survey provided pursuant to Section 5.7;

            (d) all facilities have received all approvals of governmental authorities (including material licenses and permits) required in connection with the ownership or operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects;

            (e) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property;

            (f) there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein;

            (g) there are no parties (other than the Division) in possession of the Real Property; and

            (h) the Real Property is not situated in a flood plain or flood hazard area.

  3.11.     Intellectual Property.

            (a) Dana has no patent rights (wherever filed, and including rights to inventions conceived by employees of Dana who are engaged in the operation of the business of the Division) or copy rights (whether or not published, and including all rights in works of authorship) relating primarily to the Division.

            (b) Intellectual Property Rights - The term "Intellectual Property Rights" includes all right, title and interest of Dana in the Trademarks and the Trade Secrets.

            (c) Agreements - Part 3.11 of the Disclosure Letter contains a complete and accurate list and summary description, including all royalties paid or received by Dana, of all contracts relating to the Intellectual Property Rights to which Dana is a party or by which Dana is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which Dana is the licensee. There are no outstanding and, to Dana's Knowledge, no threatened disputes or disagreements with respect to any such contract.

            (d) Know-How Necessary for the Business - The Intellectual Property Rights are all those necessary for the operation of the business of the Division. Dana is the owner of all right, title and interest in and to each item of Intellectual Property Rights free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Rights.

            (e)       Trademarks.

               (i) Part 3.11(e) of the Disclosure Letter contains a complete and accurate list and summary description of all Trademarks, none of which have been registered with the United States Patent and Trademark Office. Dana is the owner of all right, title and interest in and to each of the Trademarks, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims.

               (ii) To Dana's Knowledge there is no potentially interfering trademark or trademark application of any third party.

               (iii) No Trademark is infringed or, to Dana's Knowledge has been challenged or threatened in any way. None of the Trademarks used by Dana in the business of the Division infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

            (f)       Trade Secrets.

               (i) Dana has taken all reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets.

               (ii) Dana has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and to Dana's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Dana) or to the detriment of Dana. No Trade Secret is subject to any adverse claim or has been challenged or to the Knowledge of Dana threatened in any way.

     3.12. Tangible Assets. Except as disclosed in Part 3.12 of the Disclosure Letter, the buildings, plants and structures of Dana related to the Division are structurally sound and are in good operating condition and repair (normal wear and tear excepted) and are adequate for the uses in which they are being put, and none of such buildings, plants or structures is in need of repairs or maintenance except for ordinary routine maintenance and repairs that are not material in nature or costs. The buildings, plants, structures and equipment of Dana related to the Division are sufficient for the conduct of the current business of the Division and are adequately served by utilities. The equipment of Dana related to the Division is in good operating condition and repair, normal wear and tear excepted, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     3.13. Inventory. The inventory consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, consists of a quality and quantity usable and salable in the ordinary course of business, and none of which is damaged or defective.

     3.14. Warranty. Each product manufactured, sold, licensed or delivered, and each service provided, by Dana through the Closing related to the Division or its business has been in conformity in all material respects with all applicable contractual commitments and applicable laws and all express and implied warranties to customers. Under the historic warranty experience of Dana, Dana has not been required, pursuant to GAAP, to create a reserve for product or service warranty claims of the Division or its business except as set forth in the Financial Statements. No product manufactured, sold, licensed, serviced or delivered, or service provided, by Dana prior to Closing related to the Division or its business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, service or licensing. Part
3.14 of the Disclosure Letter sets forth the standard terms and conditions of sale, service or license for Dana products and services of the Division (including applicable guaranty, warranty and indemnity provisions). Part 3.14 of the Disclosure Letter also sets forth a description of any product liability claims asserted against Dana since January 1, 1998 related to the products or services of the Division.

     3.15. Contracts. (S)3.15 of the Disclosure Letter lists the following contracts and other agreements relating to the Division to which Dana is a party or which provide compensation or benefits to employees, former employees, officers or directors of Dana related to the Division:

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $100,000;

          (c)  any agreement concerning a partnership or joint venture;

          (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000;

          (e)  any agreement concerning confidentiality or noncompetition;

          (f)  any Employee Benefit Plan;

          (g)  any collective bargaining agreement;

          (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

          (i) any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of Dana or its Subsidiaries;

          (j) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Division; or

          (k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Dana has delivered to Buyer a correct and complete copy of each written agreement listed in Part 3.15 of the Disclosure Letter (as amended, if any, to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Part 3.15 of the Disclosure Letter. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any material provision of the agreement; and (C) no party has repudiated any material provision of the agreement.

     3.16.  Litigation.

          (a) Except as set forth in Part 3.16 of the Disclosure Letter as relates to the Division, there is no pending proceeding:

               (i) that has been commenced by or against Dana or any of the assets of Dana and that relates to the Division; or

               (ii) that challenges, or seeks to prevent any of the transactions contemplated by this Agreement.

     To the Knowledge of Dana, no such proceeding has been threatened. Dana has delivered or made available to Buyer copies of all pleadings, correspondence and other documents relating to each proceeding listed in
     Part 3.16 of the Disclosure Letter.

             (b) Except as set forth in Part 3.16 of the Disclosure Letter as relates to the business of the Division:

               (i) there is no order to which Dana, or any of its assets is subject;

               (ii) Dana is not subject to any order that relates to its business, or any of the assets it owns or uses; and

               (iii) To the Knowledge of Dana, no officer, director, agent or employee of Dana is subject to any order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Division.

             (c)     Except as set forth in Part 3.16 of the Disclosure Letter:

               (i) Dana is and at all times has been in compliance in all material respects with all of the terms and requirements of each order related to the business of the Division to which it, or any of its assets, is or has been subject; and

               (ii) Dana has not received at any time any notice or communication from any governmental body or any other Person regarding any actual or alleged violation of, or failure to comply with, any material term or requirement of any order related to the business of the Division to which Dana or any of its assets is or has been subject which is outstanding or unresolved as of the date hereof.

     3.17.  Employees.

            (a) Part 3.17 of the Disclosure Letter contains a complete and accurate list of the following information for each employee of Dana related to the business of the Division, including each employee on leave of absence or layoff status: name; job title; accrued vacation; date of hire; and whether a participant in any Employee Benefit Plan.

            (b) No employee of Dana related to the business of the Division is a party to, or is otherwise bound by, any agreement, including any confidentiality, noncompetition or proprietary rights agreement between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of the employee's duties as an employee of Dana, or (ii) the ability of Dana to conduct the business of the Division. To Dana's Knowledge, except as disclosed in Part 3.17 of the Disclosure Letter, no Key Employee intends to terminate his employment with Dana.

            (c) Part 3.17 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired hourly employee of Dana related to the business of the Division, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefit; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

     3.18. Labor Relations; Compliance. Except for the Collective Bargaining Agreement, since January 1, 1998, Dana has not been or is not a party to any collective bargaining or other labor contract related to the business of the Division. Except as disclosed in Part 3.18 of the Disclosure Letter, since January 1, 1998, as relates to the business of the Division, there has not been, there is not presently pending or existing, and to Dana's Knowledge there is not threatened (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting Dana relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable body, organizational activity, or other labor or employment dispute against or affecting Dana as relates to the Division, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees related to the business of the Division by Dana, and no such action is contemplated by Dana. As relates to the business of the Division, Dana has complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Dana is not liable for the payment of any material compensation, damages, taxes, fines, penalties, or other amounts, however designated, for any failure to comply with any of the foregoing legal requirements.

     3.19.  Employee Benefits.

            (a) Part 3.19 of the Disclosure Letter lists each Employee Benefit Plan related to the Division that Dana maintains or to which Dana contributes or has any obligation to contribute.

            (b) Dana has delivered or made available to Buyer true copies of the following documents currently in effect: (i) each collective bargaining agreement covering any employee or former employee of the Division; (ii) each Hourly Plan, summary plan description, IRS determination letter and three most recent Forms

     5500 with respect to the Hourly Plans; (iii) any multi-employer plan as defined by ERISA (S)3(37) covering any employee or former employee of the Division ("Multi-Employer Plan") and to which Buyer will be obligated to contribute after the Closing pursuant to any collective bargaining agreement covering any Division employee to be hired by Buyer; (iv) a list of all Employee Benefit Plans covering employees, former employees, officers and directors of the Division and related summary plan descriptions; (v) the most recent actuarial or financial valuation prepared with respect to any Hourly Plan; and (vi) any employee handbook or personnel manual describing compensation or benefits provided to Division employees or former employees.

          (c) Each Hourly Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws and there are no liabilities with respect to the Hourly Plans under the Uniformed Services Employment and Reemployment Rights Act of 1994. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Hourly Plans), suits or proceedings against or involving any Hourly Plan or asserting any rights or claims to benefits under any Hourly Plan that could give rise to any material liability, and to the Knowledge of Dana, there are not any facts that could give rise to any material liability in the event of such investigation, claim, suit or proceeding.

          (d) Each Hourly Plan that is an employee benefit pension plan as defined in ERISA (S)3(2) ("Pension Plan"), has been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under Code (S)401(a) and (S)501(a) and no such determination letter has been revoked nor has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. Dana is aware of no fact or circumstance that would materially change the funded status of any such Pension Plan other than any change resulting solely from a decrease in the market value of the Pension Plans' assets due to the current state of the United States public securities markets. The value of the assets of the Pension Plans will equal or exceed the accumulated benefit obligations (for FAS 87 purposes) on an ongoing basis determined on the Closing Date using the actuarial assumptions (for FAS 87 purposes) used by the Pension Plans' enrolled actuary in preparing the most recent actuarial valuation.

          (e) Neither Dana nor any entity required to be treated with Dana as a single employer under Code (S)414 has any material unsatisfied liability under Title IV of ERISA. All contributions to and payments from the Pension Plans that may have been required to be made in accordance with the plan documents and, when applicable, ERISA (S)302 and Code (S)412, have been timely made and there has been no application for a waiver, nor a waiver, of the minimum funding standards imposed by Code (S)412 with respect to any pension plan. All such contributions to and payments from the Hourly Plans, except those payments to be made from a trust qualified under Code (S)401(a), for any period ending prior to the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the books and records of Dana and the Division at the Closing Date. To the Knowledge of Dana, no trustee, fiduciary, employee or other person has engaged in a "prohibited transaction" (as such term is defined in ERISA (S)406 or Code (S)4975), or any other breach of fiduciary responsibility under ERISA with respect to any Hourly Plan. Neither any of such plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as the term is defined in ERISA (S)4043) with respect thereto during the last five years.

          (f) With respect to any Hourly Plan that is an employee welfare benefit plan: (i) no such Hourly Plan is unfunded or funded through a welfare benefits fund (as such term is defined in Code (S)419(e)), (ii) each such Hourly Plan that is a group health plan (as such term is defined in Code (S)5000(b)(1)), complies with the applicable requirements of Code
     (S)4980B(f), and (iii) each such Hourly Plan (including any such plan covering retirees or other former employees) by its terms may be amended or terminated without material liability to Buyer on or at any time after the Closing Date, subject to the Collective Bargaining Agreement.

          (g) Contributions and expenses accrued with respect to all Hourly Plans are current and paid as of the Closing.

          (h) The assumption by Buyer pursuant to (S)1.5 and (S)2.2 of the Hourly Plan that is a defined benefit pension plan will not of itself cause a partial termination of such plan requiring accelerated vesting of affected participants.

          (i) No liability has been or is expected to be incurred by Dana or any Affiliate under or pursuant to ERISA or the Code, including penalties and excise taxes that could, following the Closing, become or remain a liability of the business being acquired by Buyer or become a liability of Buyer or of any plans of Buyer and no event, transaction or condition has occurred or exists that could result in any such liability to the business of the Division or, following the Closing, to Buyer.

  3.20. Guaranties. As relates to the Division, Dana is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

  3.21. Books and Records. The books and other records of Dana primarily related to the Division, all of which have been made available to Buyer, since January 1, 1998 are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. At the Closing, all of those books and records will be in the possession of the Division or delivered to Buyer at the Closing as required by this Agreement.

  3.22.  Taxes.

          (a) Dana has timely filed all required Tax Returns relating to any and all Taxes concerning or relating to the Division and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law.

          (b) Dana has timely paid all Taxes relating to the Division and has set aside adequate reserves for any such Taxes that have accrued but are not yet due and payable.

          (c) There are (and immediately following the Closing Date there will be) no liens, pledges, charges, claims, restriction on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Division relating to or attributable to Taxes other than customary Liens for Taxes not yet due and payable.

          (d) No audit or other examination of any Tax Return relating to the Division is presently in progress nor has Dana been notified of any request for such audit or other examination.

          (e) There exists no Tax deficiency outstanding, assessed or proposed against Dana relating to the Division except as disclosed in the Most Recent Financial Statements or in Part 3.22 of the Disclosure Letter. All Taxes relating to the business of the Division that Dana is or was required by legal requirements to withhold or collect have been duly withheld or collected and to the extent required, have been paid to the proper governmental body or other Person.

  3.23. No Material Adverse Change. Since December 31, 2000, there has not been any material adverse change in the business, operations, properties, assets or condition of Dana related to the Division, and no event has occurred or circumstance exists that may result in such a material adverse change.

  3.24. Environmental Matter. Except as set forth in Part 3.24 of the Disclosure Letter:

          (a) Dana is in full compliance with and is not in violation of or liable under any Environmental, Health and Safety Requirements related to the business of the Division. Dana does not have any basis to expect, nor to Dana's Knowledge, has any other Person for whose conduct Dana is or may be held to be responsible received, any order, communication or notice from
     (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any real property, of any actual or potential violation or failure to comply with any Environmental, Health and Safety Requirements related to the business of the Division, or of any actual of threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal or mixed) related to the business of the Division in which Dana has held an interest, or with respect to any property or real property at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Dana related to the business of the Division, or any other Person for whose conduct Dana is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received related to the business of the Division.

          (b) There are no pending or, to the Knowledge of Dana, threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental, Health and Safety Requirements, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal or mixed) in which Dana has or had an interest related to the business of the Division.

          (c) Dana does not have any basis to expect, nor to Dana's Knowledge, has any other Person for whose conduct Dana is or may be held responsible received, any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials or any alleged, actual or potential violation or failure to comply with any Environmental, Health and Safety Requirements, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal or mixed) in which Dana has or had an interest related to the business of the Division, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Dana, or any other Person for whose conduct Dana is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received related to the business of the Division.

          (d) Neither Dana, nor any Person for whose conduct Dana is or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the facilities or with respect to any other properties and assets (whether real, personal or mixed) in which Dana (or any predecessor) has or had an interest related to the business of the Division, or to Dana's Knowledge at any property geologically or hydrologically adjoining the facilities or any such other property or assets.

          (e) There are no Hazardous Materials present on, under or in the Environment at the facilities or to Dana's Knowledge at the geologically or hydrologically adjoining property, including any Hazardous Materials contained in containers, barrels, above or underground storage tanks (or otherwise the existence of any such tanks), landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Dana, nor any Person for whose conduct Dana is or may be held responsible, or to Dana's Knowledge any other Person, has permitted or conducted, or is aware of any Hazardous Activity conducted with respect to the facilities or any other properties or assets (whether real, personal or mixed) related to the business of the Division in which Dana has or had an interest except in full compliance with all applicable Environmental, Health and Safety Requirements.

          (f) There has been no Release or to the Knowledge of Dana, threat of Release, of any Hazardous Materials at or from the facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by any of the facilities, or from or by any other properties and assets (whether real, personal or mixed) related to the business of the Division in which Dana has or had an interest, or to the Knowledge of Dana any geologically or hydrologically adjoining property, whether by Dana or any other Person.

          (g) Dana has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Dana pertaining to Hazardous Materials or Hazardous Activities in, on or under the facilities, or concerning compliance by Dana, or any other Person for whose conduct Dana is or may be held responsible with Environmental, Health and Safety Requirements related to the business or operation of the Division.

4.  Representations and Warranties of Buyer.

Buyer represents and warrants to Dana that the statements contained in this (S)4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
(S)4), except as set forth in the Disclosure Letter. The Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S)4.

    4.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    4.2. Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

    4.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S)2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any person including any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in (S)2 above).

    4.4. Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Dana could become liable or obligated.

5.  Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

    5.1. General. Each of the Parties will use its reasonable commercial efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in (S)7 below).

    5.2. Notices and Consents. Dana will give any notices to third parties, and Dana will use its reasonable commercial efforts to obtain any third party consents, that Buyer reasonably may request in connection with the matters referred to in (S)3.3 above. Each of the Parties will give any notices to, make any filings with, and use its reasonable commercial efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in (S)3.3 and (S)4.3 above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under HSR, will use its reasonable commercial efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

    5.3. Operation of Business. Except with the consent of Buyer, which must be in writing, Dana shall carry on the business of the Division in the Ordinary Course of

Business and, to the extent consistent therewith, use its best efforts to preserve intact the current business organizations, keep available the services of the current employees and preserve the relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, as relating to the Division, Dana shall not:

          (a) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Division, except purchases of inventory in the Ordinary Course of Business consistent with past practice;

          (b) (i) grant to any employee of the Division any increase in compensation except as required by the Collective Bargaining Agreement,
     (ii) grant to any employee of the Division any increase in severance or termination pay, (iii) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee,
     (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, or (v) take any action to accelerate any material rights or benefits, or make any material determinations under any collective bargaining agreement or Benefit Plan, except as otherwise required by applicable law or regulation;

          (c) make any change in accounting methods, principles or practices affecting the reported assets, liabilities or results of operations of the Division;

          (d) sell (except for sales of inventory in the Ordinary Course of Business), lease, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of the properties or assets of the Division having a fair market value in excess of $25,000;

          (e) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person;

          (f) make or agree to make any new capital expenditure or expenditures which, in the aggregate, are in excess of $50,000;

          (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than those incurred in the Ordinary Course of Business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement; or

          (j) authorize any of, or commit or agree to take any of, the foregoing actions or take any action which would be prohibited by (S)3.7.

  5.4. Full Access. Dana will permit (and will cause the Division to permit) representatives of Buyer to have full access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of the Division, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining primarily to the Division. Buyer will treat and hold as such any Confidential Information it receives from any of Dana and its Subsidiaries in the course of the reviews contemplated by this (S)5.4, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Dana and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession. The Parties will cooperate with one another during due diligence and Buyer will have a reasonable amount of time to review the due diligence material, even if this requires an extension of the due diligence period (but only for such material, if any, provided close to the end of what would otherwise be the end of the due diligence period).

     5.5. Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in (S)3 and (S)4 above. No disclosure by any Party pursuant to this (S)5.5, however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     5.6. Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to (S)9, Dana will not, and will cause each of its representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Buyer) relating to any transaction involving the sale of the business or the assets (other than in the Ordinary Course of Business) of the Division, or any merger, consolidation, business combination or similar transaction involving the change in control of the Division.

     5.7. Title Insurance and Related Real Estate Matters. Within 14 days following the date of this Agreement, Dana will obtain, with respect to the Real Property, a title commitment for an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy reasonably acceptable to Buyer if the real property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) issued by a title insurer reasonably satisfactory to Buyer, in such amount as Buyer reasonably may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in Buyer as of the Closing (subject only to the title exceptions described above in (S)3.10 of this Agreement and
(S)3.10 of the Disclosure Letter). Each such title insurance policy shall (a) insure title to the real property and all recorded easements benefiting such real property, (b) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, a "zoning endorsement", (c) contain such other endorsements and terms as are customary and reasonable in the circumstances, and (d) not contain the creditor's rights exclusion. Dana shall pay the cost of the title search and Buyer shall pay the additional cost required for the title insurance policy. Moreover, Dana will provide an ALTA survey of the Real Property at Dana's cost within 14 days after the date of this Agreement. At Closing, real estate taxes and assessments shall be prorated between Dana and Buyer with taxes assessed for periods preceding the Closing to be paid by Dana.

     5.8. Salaried Employees. Buyer shall endeavor to offer employment on substantially similar terms to all salaried employees of the Division as of Closing; however, Dana shall retain responsibility for all obligations, if any, with respect to any salaried employee who does not accept an offer of employment and Buyer shall have no obligation with respect thereto. Buyer does not assume any employee retention agreements, but if Buyer offers employment to a Key Employee and the Key Employee accepts, Buyer may not terminate that Key Employee without cause during the one year period after Closing. In any event, the extent of Buyer's liability for such a termination without cause is limited to one year's salary (plus related payroll taxes) for that Key Employee. Buyer shall inform Dana immediately of any change in its plans to offer employment to all salaried employees should such change occur prior to closing. Buyer's obligations in this (S)5.8 shall survive the Closing as specifically provided herein. The offers of employment or decisions to make offers by Buyer under this Section 5.8 shall be made in compliance with applicable federal and state laws prohibiting discrimination on the basis of race, sex, disability and the like.

     5.9. Hourly Employees. Buyer shall assume the Collective Bargaining Agreement throughout the remaining term as set forth in (S)2.2, and offer employment on the terms specified in the Collective Bargaining Agreement to all hourly employees of the business at the time of Closing. Dana shall timely, but not necessarily before Closing, comply with and complete, any and all obligations under the Collective Bargaining Agreement and will resolve any and all grievances, arbitration, unfair labor practice charges, lawsuits and any other legal proceedings related to the Collective Bargaining Agreement arising out of events occurring prior to the Closing. Dana's obligations in this (S)5.9 shall survive the Closing as specifically provided herein.

     5.10. Qualified Supplier. Dana's Spicer Heavy Axle & Brake Division shall make reasonable commercial efforts to add Buyer to any and all of its bidders' lists that may exist from time-to-time for purposes of outsourcing forging and machining work within Dana. In addition, Dana shall sponsor and facilitate the introduction of Buyer's representatives with the appropriate people at each of Dana's SBUs for the express purpose of giving Buyer the opportunity to become a qualified supplier for each of the SBUs, but this in no way guarantees that Buyer will receive additional business from Dana.

     5.11. Class 37 Parts. By the time of Closing, Dana will have moved the production of all Class 37 Spiders to another source and will have otherwise terminated production of the Spiders at the Marion plant. Class 37 part numbers include the following: 25971, 45472, 78910, 86778, 87894, 107371, 108141,
126002, 126152, 126260, 127358, 127577, 127782, 127835, 129598, 129772, 210572
and 830177R.

6.   Post-Closing Covenants.
The Parties agree as follows with respect to the period following the Closing.

     6.1. General. If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under (S)8 below). Dana acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Division.

     6.2. Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Division, the other Party shall cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under (S)8 below).

     6.3. Transition. Dana may not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Division from maintaining the same business relationships with the Division after the Closing as it maintained with the Division prior to the Closing.

     6.4. Confidentiality. Each Party shall treat and hold as such all of the Confidential Information (with the exception of securities law related disclosures), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the disclosing Party or destroy, at the request and option of the disclosing Party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. If the receiving Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the receiving Party shall notify the disclosing Party promptly of the request or requirement so that the disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this
(S)6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the receiving Party may disclose the Confidential Information to the tribunal.

Without limiting the generality of the foregoing, Buyer may not disclose or use for its own benefit any information disclosed by Dana regarding its steel costs, including but not limited to seeking discounts from steel suppliers.

  6.5.    Post-Closing Inventory Repurchase.

          (a) At Buyer's election, Buyer may sell back to Dana any inventory purchased by Buyer pursuant to this Agreement that remains unused on or after January 1, 2002 at its book value as of Closing and with payment for such inventory as of the date such inventory is repurchased. "Slow Inventory" means any such inventory sold back to Dana.

          (b) Buyer shall repurchase items of the Slow Inventory from Dana, as needed from time-to-time to meet the new or replacement part requirements of customers for which the items of Slow Inventory were originally manufactured, prior to manufacturing any more of that part number for those customers, for a period of 3 years after Closing. The repurchase price of Slow Inventory repurchased by Buyer shall be its book value used in computing the Purchase Price.

          (c) Buyer shall semiannually provide Dana with sales information on Slow Inventory repurchased under (S)6.5(b) for verification for a period of 3 years after Closing. The Parties shall work together to determine the appropriate means for the storage and/or transfer of any Slow Inventory. If Dana desires, Buyer shall store some or all of the Slow Inventory on-site in Marion, without charge to Dana. If Dana requests security for this inventory outside the ordinary course, Dana shall pay Buyer's incremental out-of-pocket costs. Dana will obtain and pay the cost of any insurance for the Slow Inventory in amounts and with such coverages as customary in the industry. Buyer will not be held liable for the loss, damage or deterioration of the inventory, which shall be the sole responsibility of Dana.

  6.6. Transition Services. Dana will provide for the continued use of the existing Oracle enterprise resource planning system for a period of up to 12 months after Closing without charge. Buyer will reimburse Dana for any incremental out-of-pocket costs incurred by Dana for any requested report changes and/or other requests that are different from, or in addition to, the services currently provided to the Division. At the time Dana converts to a new version or release of Oracle, if Buyer desires to maintain use of this system, Buyer shall pay all of Dana's incremental out-of-pocket costs in either maintaining the Division on the current ERP release or upgrading to the new version or release, at Buyer's option, and Dana will use best efforts to cooperate fully with Buyer to transition the Division to a replacement ERP system; provided, however, Buyer shall not be required to pay incremental out-of-pocket costs of maintaining the Division on the current ERP release through the period ending 12 months from the Closing Date. In addition, Buyer and Dana will cooperate concerning the transfer of medical insurance coverage for employees who are represented by the collective bargaining agreement.

  6.7. Post-Closing Payments. Subject to the collection by Dana of the accounts receivable outstanding as of the Closing Date, if Dana receives payment from any customer relating to sales of the Division occurring after the Closing Date, Dana shall forward such payment to Buyer to a bank of Buyer's choice as soon as reasonably possible after clearance by Dana's banks.

  6.8. Continuation Coverage. Dana shall timely provide any legally required health care continuation coverage under any Employee Benefit Plan relating to current and former employees of the Division.

  6.9.    Noncompetition.

          (a) "Competing Activity" means to engage in forging or related machining of heavy axle shafts and related gears and components, as more fully described in the Supply Agreement attached herewith in the form of
     Exhibit 7.1, within the United States, Canada or Mexico.

          (b) "Dana Companies" means Dana, its Affiliates and any other entity in which Dana, directly or indirectly, exercises effective management control.

          (c) During the term of the Supply Agreement, Dana shall not engage in a Competing Activity, and shall cause the Dana Companies to refrain from so engaging.

          (d)    Notwithstanding the foregoing:

          (i) such provisions shall not restrict in any form or manner the internal operation of any other forging or related machining operations of Dana as in effect as of the Closing Date which shall be deemed to include all Class 37 parts.

          (ii) such provisions shall not be applicable to any person, assets or business acquired by Dana after the Closing Date to the extent such person, assets or business were (A) engaged in such forging or related machining operations as of the effective time of such acquisition, and
        (B) not its principal line of business and the revenue and assets represent no more than 25% of the purchased company's overall business.

          (iii) should Dana acquire a business which engages in a Competing Activity in conflict with the provisions of this (S)6.9, Dana shall promptly notify Buyer of the acquisition and shall exercise reasonable commercial efforts to divest itself of the portion of the acquired business engaged in the Competing Activity within a reasonable period of time.

          (e) Dana acknowledges that Buyer may not have an adequate remedy at law in the event of violation of this (S)6.9. Therefore, Buyer may be entitled to injunctive relief and/or specific performance, in addition to whatever remedies it may have, at law or in equity, against Dana under this
     (S)6.9.

  6.10. Non-Solicitation. For the period during which the Supply Agreement is in effect, neither Dana nor any of its Affiliates shall directly or indirectly solicit any then-current employee of Buyer or the Division (with respect to the Division, employed by Dana prior to the Closing Date who accepts employment with Buyer) nor shall Dana or any of its Affiliates encourage any such employee to terminate his or her employment with Buyer or the Division; provided, however, that such limitation shall not include generalized searches for employees through media advertisements that are not focused on persons employed by Buyer or the Division.

  6.11. Medical Benefits. Dana shall be responsible for claims for medical benefits incurred before the Closing Date and that are payable under the terms of the Hourly Plans. A claim for benefits is incurred for this purpose when the service is provided.

  6.12. Bulk Sales. Dana shall take all steps, if any, as may be required to comply with any applicable bulk sale or bulk transfer act, or indemnify Buyer as provided in Section 8.2 hereof.

  6.13. WARN Act. Dana shall be responsible for providing any notice required by the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act") or any comparable state or local statutes, rules or regulations as a result of the actions of Dana.

  6.14. REIMBURSEMENT. With respect to any hourly employee on long term disability leave or personal medical leave as of Closing (and while such leave continues) or who is retired as of the Closing, Buyer shall include such hourly employee with the coverage provided under the Hourly Plans for all coverage required under the Collective Bargaining Agreement, including in a separate insurance or coverage group from Buyer's other employees if permitted under the Collective Bargaining Agreement, and Dana shall reimburse Buyer for the costs of such non-pension coverage until the earlier of the date on which (i) there ceases to be a collective bargaining agreement between Buyer and Local 1667 of the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO, or any successor agreement or union covering such employees, which provides for such coverage, or (ii) as to any such employee on leave, when such employee returns to active employment with Buyer. Notwithstanding the foregoing, in the event that Dana determines that it can maintain coverage of the retiree medical obligations without violation of the Collective Bargaining Agreement it may elect to satisfy its obligations under this Section 6.14 with respect to such persons by doing so.

7.  Conditions to Obligation to Close.

    7.1. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in (S)3 above shall be true and correct in all material respects at and as of the Closing Date;

          (b) Dana shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (c) Dana shall have procured all of the third party consents specified in (S)5.2 above and the title insurance commitment specified in
     (S)5.7 above;

          (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
     (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Acquired Assets, and to operate the former businesses of the Division (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (e) Dana shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in (S)7.1(a)-(d) is satisfied in all respects;

          (f) Dana and Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in
     (S)3.3 and (S)4.3 above, if so required;

          (g) the Parties shall have entered into a Supply Agreement in form and substance as set forth in Exhibit 7.1 and the same shall be in full force and effect;

          (h) all actions to be taken by Dana in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

          (i) there shall not have occurred any material adverse change in the business, operations or prospects of the Division nor any destruction or significant damage to any material asset of the Division;

          (j) Buyer shall have completed its due diligence review of the Division, the results of which must be satisfactory to Buyer in Buyer's sole discretion (which review shall encompass, without limitation, the ability (including the ability under the Collective Bargaining Agreement) of Buyer to obtain the separate insurance or coverage contemplated by
     Section 6.14); provided, however, if Buyer has not completed this review within 30 days of the date of this Agreement, or such later date to which the Parties agree, or Buyer has not duly invoked this condition, then Buyer shall be deemed to have waived this condition;

          (k) Buyer shall have completed its environmental review of the Division, the results of which must be satisfactory to Buyer in Buyer's sole discretion; provided, however, if Buyer has not completed this review within 35 days of the date of this Agreement, or Buyer has not duly invoked this condition, then Buyer shall be deemed to have waived this condition;

          (l) Buyer shall have obtained such evidence or information as shall be satisfactory to it, in its sole discretion, that as of the Closing, book value of the inventory, net of reserves, of the Division is at least $7,000,000 including the value of inventory specifically associated with the Class 37 family of parts to be retained by Dana;

          (m) Buyer shall have obtained such evidence or information as shall be satisfactory to it, in its sole discretion, that, with respect to the Dana Corporation Pension Plan for Hourly-Rate Employees of the Spicer Heavy Axle and Brake Division - Marion assumed by Buyer, the plan assets at a minimum equal plan liabilities as of the Closing, determined on a termination basis; and

          (n) On or before 21 days after the date of this Agreement, Dana shall deliver to Buyer the Disclosure Letter contemplated by this Agreement, the contents of which must be acceptable to Buyer, in its sole discretion.

  Buyer may waive any condition specified in this (S)7.1 if it executes a writing so stating at or prior to the Closing.

  7.2. Conditions to Obligation of Dana. The obligation of Dana to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in (S)4 above shall be true and correct in all material respects at and as of the Closing Date;

          (b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or
     (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (d) Buyer shall have delivered to Dana a certificate to the effect that each of the conditions specified above in (S)7.2(a)-(c) is satisfied in all respects;

          (e) Dana and Buyer shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in (S)3.3 and (S)4.3 above, if required;

          (f) the Parties and Buyer shall have entered into a Supply Agreement in form and substance as set forth in Exhibit 7.1 and the same shall be in full force and effect; and

          (g) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Dana.

Dana may waive any condition specified in this (S)7.2 if it executes a writing so stating at or prior to the Closing.

8.   Remedies for Breaches of This Agreement.

     8.1. Survival of Representations and Warranties. All of the representations and warranties of the Parties shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter, except for tax and environmental claims, which are dealt with specifically in (S)8.4 and (S)8.5 below, respectively.

     8.2. Indemnification Provisions for Benefit of Buyer.

          (a) If Dana breaches any of its representations, warranties, and covenants contained in this Agreement, and if there is an applicable survival period pursuant to (S)8.1 above, provided that Buyer makes a written claim for indemnification against Dana pursuant to (S)10.7 below within such survival period, then Dana shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (i) Dana has no obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Dana until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $100,000 aggregate deductible (after which point Dana will be obligated only to indemnify Buyer from and against further such Adverse Consequences) and
     (ii) there will be a ceiling in the amount of the Purchase Price on the obligation of Dana to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of Dana.

         (b) Dana shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Dana which is not an Assumed Liability (including any liability of Dana that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

  8.3.  Indemnification Provisions for Benefit of Dana.

         (a) If Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and if there is an applicable survival period pursuant to (S)8.1 above, provided that Dana makes a written claim for indemnification against Buyer pursuant to (S)10.7 below within such survival period, then Buyer shall indemnify Dana from and against the entirety of any Adverse Consequences Dana may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Dana may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (i) Buyer has no obligation to indemnify Dana from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Buyer until Dana has suffered Adverse Consequences by reason of all such breaches in excess of a $100,000 aggregate deductible (after which point Buyer will be obligated only to indemnify Dana from and against further such Adverse Consequences) and (ii) there will be a ceiling in the amount of the Purchase Price on the obligation of Buyer to indemnify Dana from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of Buyer.

         (b) Buyer shall indemnify Dana from and against the entirety of any Adverse Consequences Dana may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

  8.4. Tax Indemnification. Notwithstanding the foregoing, for matters relating to Taxes, (a) the survival period described in (S)8.1 shall last for the period of the relevant statute of limitations for assessment; and (b) the deductible and ceiling described in (S)8.2(a) shall not apply.

  8.5.  Environmental Matters.

         (a)  Indemnification by Dana.

               (i) Dana hereby agrees that its shall indemnify, defend and hold harmless Buyer, its Affiliates and if applicable, their respective directors, officers, shareholders, partners, employees, representatives and agents and their heirs, successors and assigns from, against and in respect of any actual damages, claims, liabilities, losses, charges, assessments, settlements, judgments, actions, suits, proceedings, deficiencies, taxes, interest (on amounts expended by Buyer for which it is entitled to be indemnified hereunder other than in the case of third-party claims, calculated using the "prime commercial lending rate" of JP Morgan Chase or any successor thereto), penalties, and reasonable costs and expenses (including, without limitation, reasonable attorney's fees, removal costs, remediation costs, closure costs, capital operating and maintenance costs, compliance costs, disposal costs, fines, penalties and expenses of investigation, testing and ongoing monitoring) ("Losses") imposed on, sustained, incurred or suffered by or asserted against Buyer, directly or indirectly, relating to or arising out of, subject to the provisions of
     (S)8.5(d), any Pre-Closing Environmental Liability of which Dana has been notified by December 31, 2002.

               (ii) The indemnity in (S)8.5(a)(i) shall expire on and shall not survive after December 31, 2002, and the deductible and ceiling described in (S)8.2(a) shall not apply; provided, however, that such indemnity shall survive and continue in full force and effect as to all claims indemnifiable thereunder for which Buyer has provided Dana with notice on or before such date.

          (b) Characterization of Indemnification Payments. All amounts paid by Dana and Buyer, as the case may be, under this (S)8.5 shall be treated as adjustments to the Purchase Price for Tax purposes.

          (c) Computation of Losses Subject to Indemnification. The amount of any Loss for which indemnification is provided under this (S)8.5 shall be computed net of any insurance proceeds recovered by Buyer in connection with such Loss.

          (d)        Pre-Closing Environmental Liabilities.

               (i) In connection with any and all Pre-Closing Environmental Liabilities, Dana shall have the right to conduct and retain exclusive control over any Remedial Action, correction of noncompliance or other action, including, without limitation, the exclusive right to (A) conduct and obtain any tests, reports, surveys and investigations, (B) contact, negotiate or otherwise deal with Governmental Entities, (C) prepare any plan for Remedial Action, correction of noncompliance or other action, and
     (D) conduct or direct any such Remedial Action, correction of noncompliance or other action, provided that with respect to any Pre-Closing Environmental Liabilities for which Dana is required to indemnify Buyer pursuant to (S)8.5(a), Dana shall use reasonable efforts to consult with Buyer in good faith prior to conducting any such Remedial Action, correction of noncompliance or other action and shall conduct itself as would a prudent business person complying with applicable environmental law.

               (ii) Notwithstanding the foregoing, Dana and Buyer agree that Dana shall have no obligation to indemnify Buyer for Pre-Closing Environmental Liabilities pursuant to (S)8.5(a) unless the Remedial Action, correction of noncompliance or such other action in connection with such Pre-Closing Environmental Liability was undertaken as a result of (A) any violation of Environmental Law, (B) the presence of Hazardous Substances in the real property of the Division at levels in excess of any applicable levels or standards set forth, established, published, proposed or promulgated under, pursuant to or by any Environmental Law or Government Entity having jurisdiction over such Remedial Action, correction of noncompliance or action ("Trigger Standards"), provided that to the extent there are no such Trigger Standards, the standards contained in EPA Region III Risk-Based Concentration Table shall be the applicable Trigger Standards, (C) any requirement or order of any Governmental Entity based upon any Environmental Law, or (D) any imminent and substantial endangerment to human health and safety.

               (iii) Dana and Buyer agree that any Remedial Action, correction of noncompliance or other action to be undertaken (A) shall be the most reasonable cost-effective method under the circumstances and based upon the assumption that the real property of the Division is and will continue to be used for industrial (as opposed to residential) purposes, (B) shall not exceed [x] the least stringent requirements of any applicable Environmental Law or any clean-up standards set forth, established, published, proposed or promulgated under, pursuant to or by any Environmental Law or Governmental Entity having jurisdiction over such Remedial Action, correction of noncompliance or other action, or [y] any requirement or order of any Governmental Entity having jurisdiction over such Remedial Action, correction of noncompliance or action, and (C) shall be conducted in compliance in all material respects with all Environmental Laws. To the extent necessary to achieve the purposes set forth in (S)8.5(d)(iii)(A), Buyer shall agree to a deed restriction on the property that is subject to such Remedial Action.

               (iv) Buyer agrees that it shall not solicit or importune any Governmental Entity to require any Remedial Action, correction of noncompliance or other actions unless (A) required by Environmental Law, Governmental Entity, court order or third party settlement agreement, (B) such Environmental Law or Trigger Standards have been violated or exceeded, or (C) in Buyer's reasonable good faith judgment, in order to protect human health and safety from any substantial and imminent endangerment.

               (v) Within thirty (30) days after the receipt thereof (but in December 2002 Buyer shall use best efforts to notify Dana as soon as possible) Buyer shall notify Dana of any condition which may be subject to indemnity pursuant to (S)8.5(a) upon receipt of any written document concerning such matter. Buyer shall notify Dana of any release of Hazardous Substances or conditions which Buyer believes may adversely impact a Remedial Action or any other action after such matter comes to Buyer's attention; provided that failure to notify Dana as provided in this subsection shall not prejudice the rights of Buyer hereunder except to the extent any additional harm is suffered by Dana as a result of such delay.

               (vi) Dana and Buyer mutually agree to cooperate in connection with any Pre-Closing Environmental Liabilities subject to indemnification under this (S)8.5. Upon request, Buyer shall provide Dana, including, without limitation, its agents, representatives and contractors, unrestricted access (subject to the requirement not to unreasonably disrupt the business or operations of Buyer) to the property of the Division for the purpose of conducting any activity pursuant to this Article including, without limitation, Remedial Actions and corrections of noncompliance. Dana and Buyer each agree that they shall maintain in strict confidence any information concerning any Pre-Closing Environmental Liabilities other than any disclosure required by applicable securities laws. If any law requires any party to disclose such information, such party will promptly notify the other party and will give such other party the opportunity to review and comment in advance upon the content and timing of any such disclosure. Buyer shall submit any reimbursement requests for which Buyer is seeking indemnification pursuant to (S)8.5(a) to Dana and, as promptly as practicable after receipt of such reimbursement requests, Dana shall pay such reimbursement requests.

          (e) Investigation Costs. Buyer shall have the unrestricted right to initiate and control the conduct of and shall pay for the environmental investigations of the real property of the Division purchased by Buyer pursuant to this Agreement that Buyer may undertake after the Closing Date. Under the Buyer's reasonable direction, Dana will complete any post-closing remediation plan development and implementation to insure that any and all issues are adequately addressed. Buyer shall be entitled to audit Dana's remediation plan development and implementation, if any. Dana shall reimburse Buyer for the costs associated with environmental issues as follows:

               (i) Dana shall reimburse Buyer for those investigative costs, including pre-closing environmental due diligence expenses incurred by Buyer to the extent that Dana may have the right to be reimbursed by Eaton Corporation pursuant to the 1997 Asset Purchase Agreement between Eaton Corporation and Dana Corporation, irrespective of whether Eaton Corporation actually reimburses Dana;

               (ii) Dana shall reimburse Buyer for all post-closing expenses incurred by Buyer in the environmental discovery process, remediation plan development and implementation to the extent Dana is entitled to reimbursement by Eaton Corporation, regardless of whether Eaton Corporation actually reimburses Dana;

               (iii) Dana shall reimburse Buyer for 100% of all post-closing expenses incurred by it in the environmental discovery process to the extent Dana is not entitled to reimbursement by Eaton up to a maximum of $125,000; and

               (iv) Dana shall reimburse Buyer for 50% of all post-closing expenses incurred by it in the environmental discovery process in excess of $125,000 to the extent Dana is not entitled to reimbursement by Eaton up to a maximum of $62,500, or an aggregate liability of $187,500 under
    (S)8.5(e)(iii) and (S)8.5(e)(iv).

The contractual relationship shall be between Dana and Buyer and Buyer will not be required to look to or otherwise be dependent upon Eaton Corporation in any manner whatsoever for the reimbursement of its expenses incurred under this
(S)8.5.

   8.6.  Matters Involving Third Parties.

          (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this (S)8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

          (c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with (S)8.6(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

          (d) If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with (S)8.6(b) above, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (ii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this (S)8.

    8.7. Exclusive Remedy. Buyer and Dana acknowledge and agree that the foregoing indemnification provisions in this (S)8 shall be the exclusive remedy of Buyer and Dana with respect to the Division and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer and Dana hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental matters, including without limitation any such matters arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA").

9.  Termination.

    9.1. Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

             (a) Buyer and Dana may terminate this Agreement by mutual written consent at any time prior to the Closing;

             (b) Buyer may terminate this Agreement by giving written notice to Dana:

               (i) no later than 30 days after the date of this Agreement, or such later date to which the Parties agree, if Buyer is not satisfied with the results of its due diligence investigation, in its sole discretion;

               (ii) no later than 35 days after the date of this Agreement, if Buyer is not satisfied with the results of its environmental review, in its sole discretion;

               (iii) at any time prior to the Closing, if Dana has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Dana of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; and

               (iv) at any time on or after May 31, 2001, if Closing has not occurred (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

          (c) Dana may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Dana has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before May 31, 2001 (unless the failure results primarily from Dana itself breaching any representation, warranty, or covenant contained in this Agreement).

  9.2. Effect of Termination. If any Party terminates this Agreement pursuant to (S)9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in (S)6.4 above shall survive termination.

10.  Miscellaneous.

  10.1. Press Releases and Public Announcements. No Party may issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party must use reasonable commercial efforts to advise the other Party prior to making the disclosure).

  10.2. No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

  10.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

  10.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

  10.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original but all of which together constitute one and the same instrument.

  10.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  10.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To Dana:                                Copy to:
Dana Corporation                        Dana Corporation
Attn:  Controller, Heavy Truck SBU      Attn:  General Counsel
4500 Dorr Street                        4500 Dorr Street
Toledo, Ohio 43697-1000                 Toledo, Ohio 43697-1000

To Buyer:                               Copy to:
Tube Turns Technologies, Inc.           Wyatt, Tarrant & Combs, LLP
Attn:  President and CEO                Attn:  Robert A. Heath
2820 West Broadway                      PNC Plaza, 28/th/ Floor
Louisville, Kentucky 40211              Louisville, Kentucky 40202

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

  10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

  10.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Dana. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  10.10. Expenses. Each of Buyer and Dana will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Dana will pay any sales, use or transfer tax associated with the completion of this transaction.

  10.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including without limitation.

  10.12. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

       IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

TUBE TURNS TECHNOLOGIES, INC.            DANA CORPORATION


/s/ J. M. Kramer                         /s/ Joseph A. Bushroe
------------------------------           ---------------------
Signature                                Signature

J. M. Kramer                             Joseph A. Bushroe
------------------------------           ---------------------
Printed Name                             Printed Name

President & CEO                          SBU Controller
------------------------------           ---------------------
Title                                    Title

                              FIRST AMENDMENT TO
                           ASSET PURCHASE AGREEMENT

          THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "First Amendment") is made and entered into as of May 4, 2001 by and between TUBE TURNS TECHNOLOGIES, INC., a Kentucky corporation ("Buyer") and DANA CORPORATION, a Virginia corporation ("Dana").

                                   RECITALS

          A. Buyer and Dana are parties to an Asset Purchase Agreement dated as of April 6, 2001 (the "Agreement").

          B.  Buyer and Dana desire to amend the Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.  Amendments.

          A. Section 7.1 (j) of the Agreement is amended to read in its entirety as follows:

          (j) Buyer shall have completed its due diligence review of the Division, the results of which must be satisfactory to Buyer in Buyer's sole discretion (which review shall encompass, without limitation, the ability (including the ability under the Collective Bargaining Agreement) of Buyer to obtain the separate insurance or coverage contemplated by Section 6.14); provided, however, if Buyer has not completed this review by May 15, 2001, or such later date to which the Parties agree, or Buyer has not duly invoked this condition, then Buyer shall be deemed to have waived this condition;

          B. Section 7.1 (k) of the Agreement is amended to read in its entirety as follows:

          (k) Buyer shall have completed its environmental review of the Division, the results of which must be satisfactory to Buyer in Buyer's sole discretion; provided, however, if Buyer has not completed this review by May 15, 2001, or Buyer has not duty invoked this condition, then Buyer shall be deemed to have waived this condition.

          C. Section 9.1 (b) (i) of the Agreement is amended to read in its entirety as follows:

          (i) no later than May 15, 2001, or such later date to which the Parties agree, if Buyer is not satisfied with the results of its due diligence investigation, in its sole discretion;

          D. Section 9.1 (b) (ii) of the Agreement is amended to read in its entirety as follows:

          (ii) no later than May 15, 2001, if Buyer is not satisfied with the results of its environmental review, in its sole discretion;

          2. Ratification. Buyer and Dana hereby reaffirm and ratify the Agreement, as amended by this First Amendment.

          3. Governing Law. This First Amendment shall be governed by the laws of Ohio.

          IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

TUBE TURNS TECHNOLOGIES, INC.                DANA CORPORATION

By: /s/ J. M. Kramer                         By: /s/ Joseph A. Bushroe
    -------------------------                    ------------------------

Title  President & CEO                       Title  SBU Controller
      -----------------------                      ----------------------

                              SECOND AMENDMENT TO
                           ASSET PURCHASE AGREEMENT

          THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Second Amendment") is made and entered into as of May 15, 2001 by and between TUBE TURNS TECHNOLOGIES, INC., a Kentucky corporation ("Buyer") and DANA CORPORATION, a Virginia corporation ("Dana").

                                   RECITALS

          A. Buyer and Dana are parties to an Asset Purchase Agreement dated as of April 6, 2001, as amended by a First Amendment to Asset Purchase Agreement dated as of May 4, 2001 (collectively, the "Agreement").

          B. Buyer and Dana desire to amend the Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. Amendments.

          A Section 7.1 (j) of the Agreement is amended to read in its entirety as follows:

          (j) Buyer shall have completed its due diligence review of the Division, the results of which must be satisfactory to Buyer in Buyer's sole discretion (which review shall encompass, without limitation, the ability (including the ability under the Collective Bargaining Agreement) of Buyer to obtain the separate insurance or coverage contemplated by Section 6.14); provided, however, if Buyer has not completed this review by May 31, 2001 as to [i] the list of plan participants in the Dana Corporation Pension Plan for Hourly-Rate Employees of the Spicer Heavy Axle and Brake Division - Marion, [ii] the ability (including the ability under the Collective Bargaining Agreement) of Buyer to obtain the separate insurance or coverage contemplated by Section 6.14 or, alternatively, the receipt of evidence satisfactory to Buyer that Dana shall retain and provide such coverage, [iii] the Disclosure Letter, [iv] the transition services to be provided by Dana to Buyer, [v] the exhibits to the Supply Agreement, and [vi] the accounting for inventory by Dana (collectively, the "Extended Due Diligence Items"), or May 15, 2001 as to other matters, or such later date to which the Parties agree, or Buyer has not duly invoked this condition, then Buyer shall be deemed to have waived this condition;

          B. Section 7.1 (k) of the Agreement is amended to read in its entirety as follows:

          (k) Buyer shall have completed its environmental review of the Division, the results of which must be satisfactory to Buyer in Buyer's sole discretion; provided, however, if Buyer has not completed this review by May 31, 2001, or Buyer has not duty invoked this condition, then Buyer shall be deemed to have waived this condition.

          C. Section 9.1 (b) (i) of the Agreement is amended to read in its entirety as follows:

          (i) no later than May 31, 2001, as to the Extended Due Diligence Items, or May 15, 2001 as to other matters, or such later date to which the Parties agree, if Buyer is not satisfied with the results of its due diligence investigation, in its sole discretion;

          D. Section 9.1 (b) (ii) of the Agreement is amended to read in its entirety as follows:

          (ii) no later than May 31, 2001, if Buyer is not satisfied with the results of its environmental review, in its sole discretion;

          2. Ratification. Buyer and Dana hereby reaffirm and ratify the Agreement, as amended by this Second Amendment.

          3. Governing Law. This Second Amendment shall be governed by the laws of Ohio.

          IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.


TUBE TURNS TECHNOLOGIES, INC.                    DANA CORPORATION


By: /s/ J. M. Kramer                             By: /s/ Joseph A. Bushroe
   --------------------------                        -------------------------

Title President & CEO                            Title SBU Controller
      -----------------------                          -----------------------

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